UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant:	☒

Filed by a Party other than the Registrant:	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

BRAINSTORM CELL THERAPEUTICS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BRAINSTORM CELL THERAPEUTICS INC.
1325 AVENUE OF AMERICAS, 28TH FLOOR
NEW YORK, NY 10019
(201) 488-0460

November 4, 2021

Dear Stockholder:

Brainstorm Cell Therapeutics Inc. will hold its 2021 Annual Meeting of Stockholders, or Annual Meeting, on December 14, 2021 beginning at 10:00 a.m., Eastern time. Due to health concerns about the coronavirus, or COVID-19 pandemic, and to support the health and well-being of our stockholders, employees and partners, the Annual Meeting will be held as a virtual meeting, conducted via the internet as a live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/BCLI2021. We look forward to your attending either virtually or by proxy. The enclosed notice of meeting, the proxy statement, and the proxy card from the Board of Directors describe the matters to be acted upon at the meeting.

Your vote is important. Whether or not you expect to attend the meeting, your shares should be represented, and we encourage you to complete, execute and submit the proxy card sent to you. Individualized details regarding voting of your shares (by mail, internet or telephone, as permitted) are included in the materials sent to you.

We strongly encourage you to vote your shares by proxy prior to the Annual Meeting and, if you plan to attend the Annual Meeting, to do so virtually via the Internet.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our company.

Sincerely yours,

/s/ Chaim Lebovits

Chaim Lebovits

Chief Executive Officer

BRAINSTORM CELL THERAPEUTICS INC.
1325 AVENUE OF AMERICAS, 28TH FLOOR
NEW YORK, NY 10019
(201) 488-0460

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
December 14, 2021

To the Stockholders of Brainstorm Cell Therapeutics Inc.:

Notice is hereby given that the 2021 Annual Meeting of Stockholders (the “Meeting”) of Brainstorm Cell Therapeutics Inc. (the “Company”) will be held on December 14, 2021 at 10:00 a.m., Eastern time, virtually via the internet at www.virtualshareholdermeeting.com/BCLI2021, for the following purposes:

1.	To elect each of Dr. Irit Arbel, Dr. June S. Almenoff, Dr. Jacob Frenkel, Dr. Anthony Polverino, Malcolm Taub, Uri Yablonka and Dr. Menghisteab Bairu as members of the Board of Directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.	To ratify the appointment of Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, as the Company’s independent registered public accounting firm for the Company’s current fiscal year; and

4.	To transact such other business that may properly come before the Meeting and any adjournments or postponements of the Meeting.

The Board of Directors has fixed the close of business on October 15, 2021 as the record date for the Meeting. All stockholders of record on that date are entitled to notice of, and to vote at, the Meeting.

You may attend and participate in the Meeting virtually via the Internet at www.virtualshareholdermeeting.com/BCLI2021 where you will be able to vote electronically and submit questions during the meeting. You will be able to vote electronically and submit questions during the meeting only if you use your 16 digit control number, which will be included in your proxy materials or proxy card, to log on to the meeting. Whether or not you expect to attend the Annual Meeting, please submit the enclosed proxy or voting instructions by mail, telephone or Internet. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting virtually via the Internet.

YOUR VOTE IS VERY IMPORTANT, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE VIRTUAL MEETING. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED (OR FOLLOW ONLINE VOTING INSTRUCTIONS, WHERE APPLICABLE). INDIVIDUALIZED DETAILS REGARDING VOTING OF YOUR SHARES ARE INCLUDED IN THE MATERIALS YOU RECEIVE IN THE MAIL OR BY EMAIL. IF YOU ATTEND THE VIRTUAL MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES VIRTUALLY.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Uri Yablonka

Uri Yablonka, Chief Business Officer and Secretary

New York, New York

November 4, 2021

BRAINSTORM CELL THERAPEUTICS INC.

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held on December 14, 2021

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Brainstorm Cell Therapeutics Inc. (the “Company”, “Brainstorm” or “we”) for use at the 2021 Annual Meeting of Stockholders (the “Meeting”) to be held virtually on December 14, 2021, at the time and place set forth in the accompanying notice of the Meeting (the “Notice of Meeting”), and at any adjournments or postponements thereof.

The approximate date on which the Notice of Meeting, this Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2020 (the “2020 Annual Report”) are first being sent to stockholders is on or about November 4, 2021.

The Company’s principal executive offices are located at 1325 Avenue of Americas, 28th Floor, New York, NY 10019, telephone number (201) 488-0460.

Important Notice Regarding Availability of Proxy Materials for the Meeting to Be Held on December 14, 2021: Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement, the Notice of Meeting and the 2020 Annual Report are available at https://www.proxyvote.com.

Record Date, Outstanding Shares and Voting Rights

Only stockholders of record at the close of business on October 15, 2021 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the close of business on that date, there were 36,277,953 shares of the Company’s common stock, $0.00005 par value per share (the “Common Stock”), outstanding and entitled to vote. Each outstanding share of the Company’s Common Stock entitles the record holder to cast one (1) vote for each matter to be voted upon.

The holders of a majority of all shares of the Common Stock issued, outstanding and entitled to vote are required to be present at the virtual Meeting or to be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. Votes withheld, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting.

Election of Directors (Proposal No. 1)

Directors shall be elected by a plurality of the votes cast by the shares entitled to vote (meaning that the director nominees who receive the highest number of shares voted “for” their election are elected). With respect to the election of directors, you may vote “for” or “withhold” authority to vote for each of the nominees for the Board. If you “withhold” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of the nominees.”

Advisory Vote on Executive Compensation (Proposal No. 2) and Ratification of Appointment of Accounting Firm (Proposal No. 3)

Adoption of Proposal No. 2 and Proposal No. 3 requires the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the meeting and entitled to vote, a majority of them must be voted “for” these proposals for them to be approved). Abstentions will have the same effect as a vote “against” these proposals, and broker non-votes will have no effect on the vote for these proposals.

Voting Instructions

A proxy card from the Company, or notice card from your bank, broker or other nominee for the Meeting has been sent directly to you by mail or (as permitted) email, together with this Proxy Statement and the Annual Report, and includes your instructions for voting by mail, electronically or by telephone (as permitted).

Those stockholders who elect to vote by mail, should complete, sign and return the proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials that were sent to them, and the shares will be voted at the Meeting in the manner directed. If you complete, sign and return your proxy card, it will be voted as you direct. Stockholders who elect to vote by internet or telephone (as permitted) should follow the instructions in the materials that were sent to them. In the event no choice is specified on a signed proxy card, the persons named as proxies will vote:

•	FOR the election of each of Dr. Irit Arbel, Dr. June S. Almenoff, Dr. Jacob Frenkel, Dr. Anthony Polverino, Malcolm Taub, Uri Yablonka and Dr. Menghisteab Bairu as members of the Board of Directors of the Company;

•	FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in the compensation tables and the accompanying narrative disclosure beginning on page 19 (commonly referred to as “say-on-pay”);

•	FOR the ratification of the appointment of Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, as the Company’s independent registered public accounting firm for the Company’s current fiscal year; and

•	In their discretion, as to any other matter that may be properly brought before the Meeting or any adjournments or postponements thereof.

If you are a stockholder of record as of the Record Date, you may vote and submit questions while attending the Meeting virtually via the Internet. You will need the 16 digit control number included in your proxy materials or proxy card (if you received a paper delivery of proxy materials), to enter the Meeting via the Internet. Instructions on how to attend and participate virtually via the Internet, including how to demonstrate proof of share ownership, are posted at www.virtualshareholdermeeting.com/BCLI2021.

If the shares you own are held in “street name” by a bank, broker or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares. To vote virtually via the Internet at the Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. Under applicable stock exchange rules, if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of “non-discretionary” items, the shares that do not receive voting instructions will be treated as “broker non-votes”, the effect of which is discussed in the section entitled “Record Date, Outstanding Shares and Voting Rights” above.

Discretionary Items	Non-Discretionary Items
Proposal No. 3 - Ratification of Deloitte as the Company’s independent registered public accounting firm.	Proposal No. 1 - Election of Directors. Proposal No. 2 - Say-on-Pay Advisory Vote.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. The proxy may be revoked by filing with the Company’s Secretary at the Company’s offices, 1325 Avenue of Americas, 28th Floor, New York, NY 10019, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by attending the Meeting and voting virtually via the internet. If not revoked, the proxy will be voted at the Meeting in accordance with the stockholder’s instructions indicated on the proxy card.

Expenses and Solicitation

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers, and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee, and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers, directors and employees of the Company may also be made of some stockholders via the internet or by mail, telephone or facsimile following the original solicitation. Such officers, directors and employees will receive no compensation in connection with any such solicitations, other than compensation paid pursuant to their duties described elsewhere in this Proxy Statement.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of meetings. This means that only one copy of our Proxy Statement, 2020 Annual Report or Notice of Meeting may have been sent to multiple stockholders in your household. If you receive one set of materials due to householding, you may revoke your consent for future mailings at any time by contacting Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be removed from the householding program within 30 days of your response, following which you will receive an individual copy of our proxy materials. If you want to receive separate copies of the Proxy Statement, 2020 Annual Report or Notice of Meeting in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address, email or telephone number.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of September 30, 2021 with respect to the beneficial ownership of our Common Stock by the following: (i) each of our current directors; (ii) the officers serving as Chief Executive Officer, Chief Medical Officer and former Global Head of Regulatory in fiscal 2020 (the “Named Executive Officers”); (iii) all of our current executive officers and directors as a group; and (iv) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of our Common Stock.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the table, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by that person or entity (or shares such power with his or her spouse). Under the SEC’s rules, shares of our Common Stock issuable under options that are exercisable on or within 60 days after September 30, 2021 (“Presently Exercisable Options”) or under warrants that are exercisable on or within 60 days after September 30, 2021 (“Presently Exercisable Warrants”) are deemed outstanding and therefore included in the number of shares reported as beneficially owned by a person or entity named in the table and are used to compute the percentage of the Common Stock beneficially owned by that person or entity. These shares are not, however, deemed outstanding for computing the percentage of the Common Stock beneficially owned by any other person or entity. Unless otherwise indicated, the address of each person listed in the table is c/o Brainstorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019.

The percentage of the Common Stock beneficially owned by each person or entity named in the following table is based on 36,277,953 shares of Common Stock outstanding as of September 30, 2021 plus any shares issuable upon exercise of Presently Exercisable Options and Presently Exercisable Warrants held by such person or entity.

	Shares Beneficially Owned (Includes Common Stock, Presently Exercisable Options and Presently Exercisable Warrants)
Name of Beneficial Owner	#		%
Directors and Named Executive Officers
Chaim Lebovits(1)	4,511,872	(1)	11.7%
Ralph Kern	171,540	(2)	*
Anthony Paul Waclawski(3)	—		*
Alla Patlis	6,400		*
Uri Yablonka	130,874	(4)	*
June Almenoff	9,175	(5)	*
Irit Arbel	357,165	(6)	*
Anthony Polverino	15,862	(7)	*
Malcolm Taub	53,332	(8)	*
David Setboun	55,000	(9)	*
Stacy Lindborg	93,750	(10)	*
Jacob Frenkel	106,667	(12)	*
Sankesh Abbhi	2,419,187	(12)	6.6%
Menghissteab Bairu	—		*
All current directors and executive officers as a group (13 persons)	7,930,824	(13)	21.04%
5% Shareholders (other than listed above)
N/A (see note 1)

*	Less than 1%.

(1)	Includes (i) 1,933,794 shares of Common Stock owned by ACCBT Corp. acquired through an investment into the Company and (ii) 2,016,666 shares of Common Stock issuable to ACCBT Corp. upon the exercise of Presently Exercisable Warrants acquired through an investment into the Company, (iii) 67,053 shares of Common Stock owned by ACC International Holdings Ltd., (iv) 369,619 shares of Common Stock issuable to Chaim Lebovits upon the exercise of Presently Exercisable Options and (v) 124,740 shares of restricted stock. Chaim Lebovits, our Chief Executive Officer, may be deemed the beneficial owner of these shares. The address of ACCBT Corp. and ACC International Holdings Ltd.is Morgan & Morgan Building, Pasea Estate, Road Town, Tortola, British Virgin Islands.
(2)	Includes 151,540 shares of restricted stock and 20,000 issuable upon the exercise of Presently Exercisable Options.

(3)	Mr. Waclaski's employment with the Company ended on February 3, 2021.
(4)	Includes 113,332 of shares of Common Stock issuable upon the exercise of Presently Exercisable Options.

(5)	Consists of 7,175 shares owned by Meadowlark Management LLC and 2,000 shares of restricted stock. Dr. Almenoff disclaims beneficial ownership of the shares owned by Meadowlark Management LLC except to the extent of any pecuniary interest therein.

(6)	Includes 201,332 shares of Common Stock issuable upon the exercise of Presently Exercisable Options. Dr. Arbel’s address is 6 Hadishon Street, Jerusalem, Israel.

(7)	Includes 15,862 shares of restricted stock.

(8)	Includes 53,332 shares of restricted stock.

(9)	Dr. Setboun's employment with the Company commenced on April 7, 2020. Includes 55,000 shares of restricted stock

(10)	Dr. Linborg's employment with the Company commenced on June 1, 2020. Includes 25,000 shares of restricted stock and 68,750 issuable upon the exercise of Presently Exercisable Options.

(11)	Dr. Frankel joined the board of directors of the Company on March 31, 2020. Includes 56,667 shares of Common Stock owned prior to joining the board and 50,000 issuable upon the exercise of Presently Exercisable Options.

(12)	Mr. Abbhi joined the board of directors of the Company on March 31, 2020. Includes (i) 2,164,530 shares of Common Stock owned by Abbhi Investments, LLC, (ii) 250,000 shares of Common Stock issuable to Abbhi Investments, LLC upon the exercise of Presently Exercisable Warrants and (iii) 4,657 shares of restricted stock. Sankesh Abbhi is the manager of Abbhi Investments, LLC and maintains sole voting and investment power with respect to the Common Stock and Presently Exercisable Warrants held by Abbhi Investments, LLC. The address of Abbhi Investments, LLC is 2821 S Bayshore Drive, Miami FL 33133.

(13)	Includes (i) 2,266,666 shares of Common Stock issuable upon the exercise of Presently Exercisable Warrants and (ii) 829,432 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board recommends that the seven nominees named below be elected to serve on the Board, each of whom is presently serving as a member of the Board. The affirmative vote of the holders of a plurality of the votes cast virtually via the internet or by proxy at an annual meeting of stockholders by the shares entitled to vote is required for the election by stockholders of directors to the Board. Shares of Common Stock represented by all proxies received and not marked so as to withhold authority to vote for any individual nominee or for all nominees will be voted for the election of the seven nominees named below. Each nominee has consented to being named in this Proxy Statement and has indicated his or her willingness to serve if elected. If for any reason any nominee should become unable or unwilling to serve, the persons named as proxies may vote the proxy for the election of a substitute nominee selected by the Board. The Board has no reason to believe that any nominee will be unable to serve. Stockholders may vote for no more than seven nominees for director.

The Board currently has the following eight members: Dr. Irit Arbel, Sankesh Abbhi, Dr. June S. Almenoff, Dr. Jacob Frenkel, Dr. Anthony Polverino, Malcolm Taub, Uri Yablonka and Dr. Menghisteab Bairu. In October 2021, the Company announced that it was informed by Sankesh Abbhi of his decision not to stand for re-election at the Annual Meeting. There are no disagreements between the Company and Mr. Abbhi relating to the Company’s operations, policies, or practices that resulted in Mr. Abbhi’s decision to not stand for re-election.

Biographical and certain other information concerning the Company’s directors and the nominees for election to the Board is set forth below.

Nominees for Election to the Board of Directors

Name	Age	Position
Dr. Jacob Frenkel	78	Chairperson and Director
Dr. Irit Arbel	61	Vice-Chairperson and Director
Sankesh Abbhi (1)	35	Director
Dr. June S. Almenoff	65	Director
Dr. Anthony Polverino	59	Director
Malcolm Taub	75	Director
Uri Yablonka	45	Director, EVP, Chief Business Officer and Secretary
Dr. Menghisteab Bairu	61	Director

(1) Mr. Abbhi does not intend to stand for re-election for the Annual Meeting, and accordingly, his seat will be vacated.

Additional Information Regarding Members of the Board of Directors

Nominees:

Dr. Jacob Frenkel joined the Company in March 2020 as a director and Chairperson. Dr. Frenkel serves Chairman of the Board of Trustees of the Group of Thirty, which is a private, nonprofit, Consultative Group on International Economic and Monetary Affairs. Dr. Frenkel served as Chairman of JPMorgan Chase International from 2009 to 2020 and is currently serving as a Senior Advisor to JPMorgan Chase. From 2001 to 2011 he served as Chairman and CEO of the G-30, from 2004 to 2009 as Vice Chairman of American International Group, Inc., and from 2000 to 2004 as Chairman of Merrill Lynch International. Between 1991 and 2000 he served two terms as the Governor of the Bank of Israel. Dr. Frenkel serves as Chairman of the Board of Governors of Tel Aviv University, where he is also Chairman of the Frenkel-Zuckerman Institute for Global Economics. He holds a B.A. in economics and political science from the Hebrew University of Jerusalem, and an M.A. and Ph.D. in economics from the University of Chicago. We believe that Dr. Frenkel possesses specific attributes that qualify her to serve on our Board, including his valuable leadership skills and his deep knowledge of the financial industry.

Dr. Irit Arbel, one of the Company's co-founders, joined the Company in May 2004 as a director and served as President of the Company for six months. Currently, Dr. Arbel is the Vice-Chairperson of the Board and the Chair of the Governance, Nominating and Compensation Committee. Dr. Arbel serves as CEO of Neurochords, a biotechnology firm developing graphene-based scaffold for nerve reconstruction in acute spinal cord and peripheral nerve injury, a position she has held since August 2018, and has been a director of Curatio DL, a biotechnology company developing cancer management solutions, since January 2021. Previously, Dr. Arbel served as Executive Vice President, Research and Development at Savicell Diagnostic Ltd from July 2012 until August 2018. From 2009 through 2011, Dr. Arbel served as Chairperson of Real Aesthetics Ltd., a company specializing in cellulite ultrasound treatment, and BRH Medical, developer of medical devices for wound healing. She was also Director of M&A at RFB Investment House, a private investment firm focusing on early stage technology related companies. Previously, Dr. Arbel was President and Chief Executive Officer of Pluristem Life Systems, a biotechnology company, and prior to that, Israeli Sales Manager of Merck, Sharp & Dohme, a pharmaceutical company. Dr. Arbel earned her Post Doctorate degree in 1997 in Neurobiology, after performing research in the area of Multiple Sclerosis. Dr. Arbel also holds a Chemical Engineering degree from the Technion, Israel's Institute of Technology. We believe that Dr. Arbel possesses specific attributes that qualify her to serve on our Board including Dr. Arbel’s extensive experience in the biotechnology field and significant leadership skills as a chief executive officer. Dr. Arbel previously served as our President, which service has given her a deep knowledge of the Company and its business and directly relevant management experience.

Dr. Anthony Polverino joined the Company on February 5, 2018 as a director. Dr. Polverino is currently Executive Vice President Early Development and Chief Scientific Officer of Zymeworks Inc., which he joined in September of 2018, and where he is responsible for establishing the vision, strategy, and general management of the organization and overseeing the advancement of products from discovery research through translational research/early development to create a seamless link to clinical development. Prior to Zymeworks Dr. Polverino was the interim chief scientific officer of Kite (now a wholly-owned subsidiary of Gilead Sciences), which he joined in 2015, and where he was responsible for establishing Kite's strategic non-clinical R&D roadmap to support its current and future portfolio. Prior to this, he was the Vice President of research at Kite, where his responsibilities included corporate goal setting, budget allocation, scientific and investor interactions, business development in-licensing and partnership deals. Dr. Polverino spent 20 years in positions of increasing responsibilities at Amgen, Inc., most recently as executive director of its Therapeutic Innovation Unit, where he managed research programs in oncology, metabolic disease, inflammatory disease and schizophrenia. Prior to Amgen, he was a postdoctoral scientist at Cold Spring Harbor Laboratory, where he worked primarily on oncology research. Dr. Polverino is an author of several patents, and has been published in nearly 40 scientific and peer-reviewed journals. He earned a B.Sc. in Biochemistry/Physiology and a B.Sc. (Honors) in Pharmacology, both from Adelaide University in Adelaide, Australia and a Ph.D. in Biochemistry from Flinders University, also in Adelaide. We believe that Dr. Polverino possesses specific attributes that qualify him to serve on our Board including his deep knowledge of the pharmaceutical industry.

Dr. June S. Almenoff joined the Company on February 26, 2017 as a director. Dr. Almenoff has served as the Chief Scientific Officer of RedHill Biopharma Ltd. since May 2019. Dr. Almenoff is an accomplished executive with 20+ years of experience in the pharmaceutical industry. She has broad therapeutic development and strategic experience including gastroenterology, rare disease, immune-inflammation, infectious diseases, CNS. She served as President and CMO of Furiex Pharmaceuticals from 2010 to 2014. During her 4-year tenure, the company’s valuation increased ~10-fold, culminating in its acquisition by Actavis plc for ~$1.2B in 2014. Furiex’s lead product, eluxadoline (Viberzi TM), a novel gastrointestinal drug, is approved and marketed in US and EU. Prior to joining Furiex, Dr. Almenoff was at GlaxoSmithKline (GSK) from 1997 to 2010, where she held various positions of increasing responsibility in the R&D organization. During her 12 years at GSK, she was a Vice President in the Clinical Safety organization, chaired a PhRMA-FDA working group and worked in the area of scientific licensing. Dr. Almenoff also led the development of pioneering systems for minimizing risk in drug development which have been widely adapted by industry and regulators. Dr. Almenoff also served as CMO and COO of Innovate Biopharmaceuticals (2018). Dr. Almenoff is currently an independent Board Director and drug development consultant with broad therapeutic expertise. She has served as Executive Chair of RDD Pharma, a private, GI clinical stage biopharma company (2015-18) where she helped the company secure Series B as well as US Govt. Dept of Defense funding and currently serves as an independent director (since 2015). She was a Director of Tigenix NV (Nasdaq: TIG) from 2016-18, until its acquisition for ~$600M. Dr. Almenoff has served on the Board of Ohr Pharmaceuticals (Nasdaq: OHRP) since 2013, and serves on the investment advisory board of the Harrington Discovery Institute, a venture philanthropy, and the Scientific Advisory Board of Redhill Biopharma (RDHL). She is a consultant and advisor to numerous biopharma companies and investors in the areas of translational medicine, clinical development, and commercial strategy in product development. Dr. Almenoff received her B.A. cum laude from Smith College and graduated with AOA honors from the M.D.-Ph.D. program at the Icahn (Mt. Sinai) School of Medicine. She completed post-graduate medical training at Stanford University Medical Center (Internal Medicine, Infectious Diseases) and served on the faculty of Duke University School of Medicine. She is an adjunct Professor at Duke and a Fellow of the American College of Physicians (FACP) and has authored more than 50 publications. We believe that Dr. Almenoff possesses specific attributes that qualify her to serve on our Board including her valuable leadership skills and her deep knowledge of pharmaceutical product development.

Malcolm Taub joined the Company in March 2009 as a director. Since October 2010, Mr. Taub has been a Partner at Davidoff Malito & Hutcher LLP, a full-service law and government relations firm. From 2001 to September 30, 2010, Mr. Taub was the Managing Member of Malcolm S. Taub LLP, a law firm which practiced in the areas of commercial litigation, among other practice areas. Mr. Taub also works on art transactions, in the capacity as an attorney and a consultant. Mr. Taub has also served as a principal of a firm which provides consulting services to private companies going public in the United States. Mr. Taub has acted as a consultant to the New York Stock Exchange in its Market Surveillance Department. Mr. Taub acts as a Trustee of The Gateway Schools of New York and The Devereux Glenholme School in Washington, Connecticut. Mr. Taub has served as an adjunct professor at Long Island University, Manhattan Marymount College and New York University Real Estate Institute. Mr. Taub holds a B.A. from Brooklyn College and a J.D. from Brooklyn Law School. Mr. Taub formerly served on the Board of Directors of Safer Shot, Inc. (formerly known as Monumental Marketing Inc.). We believe that Mr. Taub possesses specific attributes that qualify him to serve on our Board including Mr. Taub’s vast law experience and his demonstrated leadership skills as a managing member of a law firm.

Uri Yablonka joined the Company on June 6, 2014 as Chief Operating Officer and as a member of the Board. On March 6, 2017 he was appointed Executive Vice President, Chief Business Officer and ceased to serve as the Company’s Chief Operating Officer. Prior to joining the Company, Mr. Yablonka served since December 2010 as owner and General Manager of Uri Yablonka Ltd., a business consulting firm. He also served since January 2011 to May 2014 as Vice President, Business Development at ACC International Holdings Ltd. (Holdings). Holdings is also an affiliate of ACCBT Corp. Prior to serving with Holdings, Mr. Yablonka served as Senior Partner of PM-PR Media Consulting Ltd. From 2008 to January 2011, Mr. Yablonka was Senior Partner at PM-PR Media Consulting Ltd., where he led public relations and strategy consulting for a wide range of governmental and private organizations. From 2002 to 2008, he served as a correspondent at the Maariv Daily News Paper, including extensive service as a Diplomatic Correspondent. We believe that Mr. Yablonka’s skills and experience provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. His experience in business consulting and development and media experience are expected to be valuable to the Company in its current stage of growth and beyond, and his governmental experience can provide valuable insight into issues faced by companies in regulated industries such as ours. We believe that these skills and experiences qualify Mr. Yablonka to serve as a director of the Company.

Dr. Menghisteab Bairu joined the Company in October 2021 as a director. Since December 2016, Dr. Bairu has served as the founder, chairman and Chief Executive Officer of Proxenia Venture Partners, which focuses on companies in late preclinical and early-stage clinical development in biotechnology. Dr. Bairu has also served as Chairman and Chief Executive Officer of Bairex, an international medical education and market research organization focused on Africa and the Middle East since December 2018. Dr. Bairu also served as Executive Chairman of Treos Bio Limited from 2016 to 2019, a start-up company that uses computational biology to develop precision cancer immunotherapies tailored to patients' genetics. In addition, he is Founder and Chairman Emeritus of Serenus Biotherapeutics, Inc., an emerging market focused specialty biopharmaceutical company, and has served on its board since 2013. Dr. Bairu received his M.D. from Università degli Studi di Milano and currently serves as Adjunct Professor at the University of California, San Francisco School of Medicine, where he lectures on global clinical trials’ design, development, and conduct. We believe that Dr. Bairu possesses specific attributes that qualify him to serve on our Board including his valuable leadership skills and his deep knowledge of pharmaceutical product development.

Directors Not Standing for Re-election:

Sankesh Abbhi joined the Company in March 2020 as a director. Since 2016, Mr. Abbhi has been with ArisGlobal, a leading provider of cloud-based, end-to-end, drug development technology solutions for over 250 of the world’s leading life sciences companies, CROs and government health authorities, serving as the President and CEO since December 2017. Mr. Abbhi, also advises Abbhi Capital, his wholly owned family office, in its corporate investments in life sciences, healthcare and technology companies. Prior to leading ArisGlobal and Abbhi Capital, Mr. Abbhi founded Synowledge, a knowledge process outsourcing company. Mr. Abbhi earned a BA in Economics from Columbia University. We believe that Mr. Abbhi possesses specific attributes that qualify him to serve on our Board including his valuable leadership skills and his deep knowledge of financial matters.

The Board of Directors recommends a vote FOR the election of the nominees named above as directors of the Company.

Qualifications of Directors

The Board believes that each director has valuable individual skills and experiences that, taken together, provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. As indicated in the foregoing biographies, the directors have extensive experience in a variety of fields, including biotechnology (Drs. Arbel, Almenoff and Polverino and Dr. Bairu), business consulting and development (Dr. Frenkel, Dr. Polverino and Mr. Yablonka), media (Mr. Yablonka) and law (Mr. Taub), each of which the Board believes provides valuable knowledge about important elements of our business. Most of our directors have leadership experience at major companies or firms with operations inside and outside the United States and/or experience on other companies’ boards, which provides an understanding of ways other companies address various business matters, strategies and issues. As indicated in the foregoing biographies, the directors have each demonstrated significant leadership skills, including as a chief executive officer (Dr. Arbel and Dr. Bairu), executive officer (Drs. Almenoff and Polverino, and Mr. Yablonka), as a managing member of a law firm (Mr. Taub) or as general manager of a business consulting firm (Mr. Yablonka). A number of the directors have extensive public policy, government or regulatory experience, which can provide valuable insight into issues faced by companies in regulated industries such as the Company. One of the directors (Dr. Arbel) has served as the President of the Company and one is currently serving as Chief Business Officer (Mr. Yablonka), which service has given each a deep knowledge of the Company and its business and directly relevant management experience. The Board believes that these skills and experiences qualify each individual to serve as a director of the Company.

Certain Arrangements

On June 1, 2015 pursuant to the Company’s First Amendment to the Second Amended and Restated Director Compensation Plan, we granted a stock option to Irit Arbel, the Company’s Vice Chairperson of the Board of Directors, to purchase up to 6,667 shares of Common Stock at a purchase price of $0.75 per share. On February 26, 2017 pursuant to the Company’s Second Amendment to the Second Amended and Restated Director Compensation Plan, we granted a stock option to Dr. Arbel to purchase up to 6,667 shares of Common Stock at a purchase price of $0.75 per share. On July 13, 2017 pursuant to the Company’s Third Amendment to the Second Amended and Restated Director Compensation Plan, we granted a stock option to Dr. Arbel to purchase up to 12,000 shares of Common Stock at a purchase price of $0.75 per share. Each option was fully vested and exercisable on the date of grant.

Pursuant to a February 26, 2017 resolution of the Board, Dr. Almenoff receives the following compensation for her service on the Board: an annual cash award in the amount of $30,000, paid in biannual installments. Dr. Almenoff will not receive annual director awards under the Director Compensation Plan, but in the event that Dr. Almenoff serves as a member of any committee of the Board she will be entitled to committee compensation under the Director Compensation Plan. Dr. Almenoff is a member of the Audit Committee.

On March 6, 2020, the Company entered into a Securities Purchase Agreement with Abbhi Investments, LLC pursuant to which the Company sold 1,250,000 shares of the Company’s Common Stock in a registered direct offering, at a purchase price per share of $8.00 for a total purchase price of $10,000,000. In connection therewith, the Company also issued a warrant to purchase 250,000 shares of Common Stock at an exercise price of $15.00 per share, with an expiration date of the third anniversary of the date of issuance. The offering was made pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-225517) and related March 6, 2020 prospectus supplement. Pursuant to the Securities Purchase Agreement, Abbhi Investments, LLC was entitled to appoint Sankesh Abbhi to serve as a member of the Board at any time prior to April 30, 2020 by giving notice to the Company of such appointment, and Mr. Abbhi shall continue to serve for so long as Abbhi Investments, LLC remains the beneficial owner of Common Stock.

Pursuant to a October 28, 2021 resolution of the Board, Dr. Bairu receives the following compensation for his service on the Board: an annual cash award in the amount of $30,000, paid in biannual installments. Dr. Bairu will not receive annual director awards under the Director Compensation Plan, but in the event that Dr. Bairu serves as a member of any committee of the Board he will be entitled to committee compensation under the Director Compensation Plan.

Uri Yablonka serves as the Company’s EVP & Chief Business Officer and is compensated for all services as an officer and director of the Company pursuant to an employment agreement with the Company and related compensation described under “Executive Employment Agreements” in the Executive Compensation section below.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board recognizes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. Per the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 and Section 14A of the Exchange Act, we are required to provide our stockholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Consistent with the recommendation of the Board to stockholders that future stockholder votes on executive compensation occur every three years, and in light of the voting results on the say on frequency proposal at the 2018 annual meeting of stockholders, the Company has determined that it will hold an advisory vote on the compensation of named executive officers every three years until the next required vote on the frequency of stockholder votes on executive compensation takes place.

Accordingly, you may vote on the following resolution at the 2021 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion.”

As you consider this Proposal No. 2, we urge you to read the Executive Compensation section of this Proxy Statement for additional details on compensation of the Named Executive Officers.

This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to the Named Executive Officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of the Named Executive Officers. Because your vote is advisory, it will not be binding upon the Board of Directors. The Board of Directors and the Governance, Nominating and Compensation Committee of the Board of Directors (the “GNC Committee”) do, however, value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the GNC Committee will evaluate whether any actions are necessary to address those concerns.

Approval of this Proposal No. 2 requires the affirmative vote of a majority of the votes cast. Abstentions and any “broker non-votes” will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

The Board of Directors recommends a vote FOR the approval, on a non-binding advisory basis, of the compensation of the Named Executive Officers.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF BRIGHTMAN ALMAGOR ZOHAR & CO., A FIRM IN THE DELOITTE GLOBAL NETWORK, AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR

The Board has appointed Deloitte as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the current fiscal year. Deloitte has audited the financial statements of the Company since the fiscal year ended December 31, 2008. The Board is asking the Company’s stockholders to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of Deloitte as the Company’s independent registered public accounting firm, the Board will reconsider its selection. Even if the appointment is ratified, the Board, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of Deloitte is not expected to be present at the Meeting and will not have the opportunity to make a statement or be available to respond to appropriate questions from stockholders.

The Board recommends a vote FOR ratification of the appointment of Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network, as the Company’s independent registered public accounting firm for the Company’s current fiscal year.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of Members of Board

The Board of Directors of the Company (the “Board”) has determined that each of Dr. Frenkel, Dr. Arbel, Mr. Abbhi, Dr. Almenoff, Dr. Polverino, Mr. Taub and Dr. Bairu satisfies the criteria for being an “independent director” under the standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) and has no material relationship with the Company other than by virtue of service on the Board of Directors. Mr. Yablonka is not considered an “independent director.”

The Board of Directors is comprised of a majority of independent directors and the GNC Committee and the Audit Committee are comprised entirely of independent directors.

Board Leadership Structure

On March 30, 2020, the Board elected Dr. Frenkel to serve as Chairperson of the Board. The Chairperson presides at all Board meetings. The Chairperson’s role and responsibilities include maintaining an active relationship with the Chief Executive Officer, participating in preparation for Board meetings (suggesting agenda items as appropriate), serving as a supplemental channel for communications between Board members and the Chief Executive Officer and providing counsel to individual directors on the performance of their duties. The position of Chair and Chief Executive Officer are separate. Together, the Chairperson and Chief Executive Officer provide strategic guidance and oversight to the Company. The Board believes that Dr. Frenkel serving as Chairperson is optimal because it will provide the Board with strong and consistent leadership, and the other members of the Board bring various perspectives and opinions. Taken together, the Board believes that this leadership structure provides an appropriate balance of experienced leadership, independent oversight and management input.

Risk Management and Oversight Process

The Board takes an active role, as a whole and at the committee level, in overseeing management of our Company’s risks. Generally, the entire Board, the Audit Committee and the GNC Committee are involved in overseeing risks associated with the Company and monitor and assess those risks in reviews with management and with the Company’s outside advisors and independent registered public accounting firm. The Audit Committee reviews regulatory risk, operational risk and enterprise risk, particularly as they relate to financial reporting, on a regular basis with management, the Company’s independent registered public accounting firm and the Company’s outside consultants and advisors. In its regular meetings, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs. The GNC Committee monitors the Company’s governance and succession risk by review with management and outside advisors. The GNC Committee also monitors CEO succession and the Company’s compensation policies and related risks by reviews with management. The GNC Committee periodically reviews our compensation programs for employees to assure that these programs do not create risks that are reasonably likely to have a material adverse effect on the company.

Prohibitions on Hedging of Securities

Pursuant to Brainstorm’s Policy on Trading of Securities and Public Disclosures, all Brainstorm personnel are strictly prohibited from engaging in "short sales" of securities of Brainstorm (sales of securities that are not then owned), and are prohibited from buying or selling, directly or indirectly, in the over-the-counter market, through an exchange or otherwise, options to purchase or sell securities of Brainstorm (i.e., puts, calls, straddles, etc.). Brainstorm believes that trading in options signals to the market and regulatory authorities that the individual engaged in such trading may possess material non-public information. Even if the individual is not trading on material non-public information, Brainstorm seeks to avoid even the appearance of impropriety. All Brainstorm personnel are also prohibited from trading of other derivative securities, the value of which is derived from the value of the common stock of Brainstorm. Further, all transactions in securities of Brainstorm (including option exercises, gifts, loans, pledges, hedges, contributions to a trust or any other transfer) by members of the Board, executive officers and employees who directly report to the Chief Executive Officer or the Chief Financial Officer, must be approved in advance by the Company’s Chief Financial Officer.

Diversity

While the Company does not have a formal diversity policy, the Board considers diversity in identifying director nominees. The Board and the GNC Committee believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the GNC Committee seeks director candidates with a broad diversity of professions, skills and backgrounds. The GNC Committee discusses Board composition, including the diversity of the Board, annually.

Board Meetings

The Board held nine meetings during the fiscal year ended December 31, 2020. During the fiscal year ended December 31, 2020, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the committees on which he or she served. The Company’s directors are encouraged to attend the Company’s annual meeting of stockholders. All of the Company’s directors attended the prior year’s annual meeting.

Committees of the Board of Directors

Audit Committee

On February 7, 2008, the Board of Directors (“Board”) established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, which assists the Board in fulfilling its responsibilities to stockholders concerning our financial reporting and internal controls, and facilitates open communication among the Audit Committee, Board, outside auditors and management. The Audit Committee discusses with management and our outside auditors the financial information developed by us, our systems of internal controls and our audit process. The Audit Committee is solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The independent auditors meet with the Audit Committee (both with and without the presence of management) to review and discuss various matters pertaining to the audit, including our financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by us. The Audit Committee preapproves all audit services to be provided to us, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to us by the independent auditor. The Audit Committee coordinates the Board’s oversight of our internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee is charged with establishing procedures for (i) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee reviews all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee. The Audit Committee is authorized, without further action by the Board, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. The Board has adopted a written charter for the Audit Committee, which is available in the corporate governance section of our website at www.brainstorm-cell.com. The Audit Committee currently consists of Mr. Taub (Chair), Dr. Almenoff and Dr. Arbel, each of whom is independent within the meaning of The NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. The Board of Directors has determined that Dr. Arbel is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee held four meetings during the fiscal year ended December 31, 2020.

Governance, Nominating and Compensation Committee

On June 27, 2011, the Board established a standing Governance, Nominating and Compensation Committee (the “GNC Committee”), which assists the Board in fulfilling its responsibilities relating to (i) compensation of the Company’s executive officers, (ii) the director nomination process and (iii) reviewing the Company’s compliance with SEC corporate governance requirements. The Board has adopted a written charter for the GNC Committee, which is available in the corporate governance section of our website at www.brainstorm-cell.com. The GNC Committee currently consists of Dr. Arbel (Chair), Dr. Polverino and Mr. Taub, each of whom is independent as defined under applicable NASDAQ listing standards. The GNC Committee held four meetings during the fiscal year ended December 31, 2020.

The GNC Committee determines salaries, incentives and other forms of compensation for the Chief Executive Officer and the executive officers of the Company and reviews and makes recommendations to the Board with respect to director compensation. The GNC Committee meets without the presence of executive officers when approving or deliberating on executive officer compensation, but may invite the Chief Executive Officer to be present during the approval of, or deliberations with respect to, other executive officer compensation. In addition, the GNC Committee administers the Company’s stock incentive compensation and equity-based plans.

The GNC Committee makes recommendations to the Board concerning all facets of the director nominee selection process. Generally, the GNC Committee identifies candidates for director nominees in consultation with management and the independent members of the Board, through the use of search firms or other advisers, through the recommendations submitted by stockholders or through such other methods as the GNC Committee deems to be helpful to identify candidates. Once candidates have been identified, the GNC Committee confirms that the candidates meet the independence requirements and qualifications for director nominees established by the Board. The GNC Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the GNC Committee deems to be helpful in the evaluation process. The GNC Committee meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Upon selection of a qualified candidate, the GNC Committee would recommend the candidate for consideration by the full Board.

In considering whether to include any particular candidate in the Board’s slate of recommended director nominees, the Board will consider the candidate’s integrity, education, business acumen, knowledge of the Company’s business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Board believes that experience as a leader of a business or institution, sound judgment, effective interpersonal and communication skills, strong character and integrity, and expertise in areas relevant to our business are important attributes in maintaining the effectiveness of the Board. As a matter of practice, the Board considers the diversity of the backgrounds and experience of prospective directors as well as their personal characteristics (e.g., gender, ethnicity, age) in evaluating, and making decisions regarding, Board composition, in order to facilitate Board deliberations that reflect a broad range of perspectives. The Board does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholder Communication with the Board

Under the Policy, stockholders may also send written communications to the Board or any individual members, to the attention of the Company’s Secretary at the Company’s offices, 1325 Avenue of Americas, 28th Floor, New York, NY 10019. All such communications will be relayed accordingly, except for mass mailings, job inquiries, surveys, business solicitations or advertisements, personal grievances, matters as to which the Company tends to receive repetitive or duplicate communications, or patently offensive or otherwise inappropriate material.

Family Relationships

There are no family relationships between the executive officers or directors of the Company.

Involvement in Certain Legal Proceedings

None.

ADDITIONAL INFORMATION

Executive Officers

Set forth below is a summary description of the principal occupation and business experience of each of the Company’s current executive officers.

Name	Age	Position
Chaim Lebovits	50	Chief Executive Officer
Ralph Kern, MD, MHSc	64	President and Chief Medical Officer
David Setboun, PharmD., MBA	46	Executive Vice President, Chief Operating Officer
Alla Patlis	35	Interim Chief Financial Officer and Controller
Uri Yablonka	45	Executive Vice President, Chief Business Officer, Secretary and Director
Stacy Lindborg, Ph.D.	51	Executive Vice President, Head of Global Clinical Research

Chaim Lebovits has been serving as our Chief Executive Officer since September of 2015.  Mr. Lebovits joined the Company as President in connection with his arrangement of an equity investment by ACC Biotech in the Company in July 2007.  On August 1, 2013, the Company appointed Mr. Lebovits as its Principal Executive Officer, and he assumes the duties and responsibilities of the Chief Executive Officer on an interim basis until June 2014. During his tenure with the Company, Mr. Lebovits has been instrumental in the various capital raises undertaken by the Company and in his capacity as President Mr. Lebovits managed relatively low burn rates and was very instrumental in the major decisions of the Company’s focus and direction, including the decision to focus on Amyotrophic Lateral Sclerosis (ALS, also known as Lou Gehrig’s Disease) as a first indication. Mr. Lebovits led efforts to attract the clinical sites first in Israel and later in the United States, building strong relationships for the Company with many leading Key Opinion Leaders and Centers of Excellence for ALS in the United States.  Mr. Lebovits controls ACC Holdings International, and its subsidiaries including ACC BioTech, which is focused on the biotechnology sector. He has been at the forefront of natural resource management and has spent years leading the exploration and development of resources in Israel and served as a member of the boards of directors of several companies in the industry. Mr. Lebovits has also held senior positions for the worldwide Chabad Lubavitch organization, the largest Jewish organization in the world today.

Dr. Ralph Kern joined the Company on March 6, 2017 as Chief Operating Officer and Chief Medical Officer. He currently serves as President and Chief Medical Officer since April 2020. Prior to joining the Company, Dr. Kern was Senior Vice President, Head Worldwide Medical at Biogen Inc. since 2016. Prior positions at Biogen Inc. include Vice President, Head of Global Therapeutic Areas from 2015 to 2016 and Vice President, Head of Global Medical Neurology in 2015. Dr. Kern has also served Novartis Pharmaceuticals Corporation as Vice President, Head Neuroscience Medical Unit from 2014 to 2015 and as Vice President, Head MS Medical Unit from 2011 to 2014. He also worked for Genzyme Corporation from 2006 to 2011 where he served as Global Medical Director, Personalized Genetic Health (2010-2011), Head of Medical Affairs, Canada (2006-2008), General Manager, Fabry Disease (2008-2010) and Head of Medical Affairs, Canada (2006-2008). He also served as University Neurology Program Director at the University of Toronto (2003-2006), Consultant Neurologist at Mount Sinai Hospital (2001-2006) and Director, EMG, EEG and Evoked Potential Laboratory at The Credit Valley Hospital (1988-2001).

David Setboun, PharmD, MBA joined the Company on April 7, 2020 at Executive Vice President, Chief Operating Officer. Most recently, Dr. Setboun served as VP Corporate Development, Strategy & Business at Life Biosciences from July 2018 to April 2020. From June 2015 to June 2018, he served as President, Biogen, France where he launched Biogen’s rare disease franchise. Prior to his tenure at Biogen, Dr. Setboun, served as President, AstraZeneca, Portugal from 2012 to 2015. Prior to this role, Dr. Setboun led the European Sales & Marketing function as AstraZeneca’s VP Europe From 2002 to 2009, Dr. Setboun directed national and international teams and projects for Eli Lilly and Company in France and the USA. Dr. Setboun received his Pharmaceutical Doctorate (Pharm.D.) from University Paris XI in 1997 and his MBA from H.E.C Paris in 2001.

Alla Patlis joined the Company in December 2012 as Controller. From May 2015 to July 2015, November 2016 to November 2017, July 2019 to September 2019 and September 2021 to present, the Company appointed Ms. Patlis as its Interim Chief Financial Officer during the search for a new Chief Financial Officer, and she currently serves in that capacity. Prior to joining the Company, from 2010 to December 2012, Ms. Patlis was Audit Senior of technology, media and telecommunications industries at Brightman Almagor Zohar & Co. (Certified Public Accountants, A Member of Deloitte Touche Tohmatsu Limited). Ms. Patlis holds an MBA and a Bachelor’s degree in Accounting & Economics from Tel Aviv University.

Uri Yablonka joined the Company on June 6, 2014 as Chief Operating Officer and as a member of the Board. On March 6, 2017 he was appointed Executive Vice President, Chief Business Officer and ceased to serve as the Company’s Chief Operating Officer. Prior to joining the Company, Mr. Yablonka served since December 2010 as owner and General Manager of Uri Yablonka Ltd., a business consulting firm. He also served since January 2011 as Vice President, Business Development at ACC International Holdings Ltd. (Holdings). Holdings is also an affiliate of ACCBT Corp. Prior to serving with Holdings, Mr. Yablonka served as Senior Partner of PM-PR Media Consulting Ltd. From 2008 to January 2011, Mr. Yablonka was Senior Partner at PM-PR Media Consulting Ltd., where he led public relations and strategy consulting for a wide range of governmental and private organizations. From 2002 to 2008, he served as a correspondent at the Maariv Daily News Paper, including extensive service as a Diplomatic Correspondent. We believe that Mr. Yablonka’s skills and experience provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. His experience in business consulting and development and media experience are expected to be valuable to the Company in its current stage of growth and beyond, and his governmental experience can provide valuable insight into issues faced by companies in regulated industries such as ours. We believe that these skills and experiences qualify Mr. Yablonka to serve as a director of the Company.

Stacy Lindborg, PhD joined the Company on June 1, 2020 at Executive Vice President, Head of Global Clinical Research. Dr. Lindborg previously served at Biogen Inc. from 2012 to 2020, where she was most recently Vice President, Analytics and Data Science. She also served on the R&D governance team during a time of significant growth for Biogen, and was active in guiding the firm's long-term vision for growth through analytics and by stimulating innovative development platforms to increase productivity. She currently serves on the board of directors of Celsion Corporation, a publicly-traded clinical stage biotechnology company, since June 2021. Dr. Lindborg holds a Ph.D. in statistics from Baylor University.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth certain summary information with respect to the compensation paid during the fiscal years ended December 31, 2020 and 2019 earned by our Named Executive Officers. In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

Summary Compensation Table

					Option		Stock		All Other
		Salary	Bonus		Awards		Awards		Compensation
Name and Principal Position	Year	($)	($)		($) (1)		($) (1)		($)(2)	Total ($)
Chaim Lebovits (*), Chief Executive Officer (3)	2020	500,000	860,000	(4)	-		486,174	(6)	279,680	2,125,854
	2019	500,000	250,000	(5)	-		125,364	(7)	180,912	1,056,276
Ralph Kern, President & Chief Medical Officer (8)	2020	500,000	290,000	(9)	410,621	(11)	273,444	(12)	54,216	1,528,281
	2019	500,000	150,000	(10)			139,000	(12)	63,145	852,145
Anthony Paul Waclawski, Former EVP, Global Head of Regulatory (13)	2020	87,500	—		510,031	(14)	440,300	(14)	33,957	1,071,788

(*) These Named Executive Officers were paid in NIS; the amounts above are the U.S. dollar equivalent. The conversion rate used was the average of the 2019 and 2020 daily rates between the U.S. dollar and the NIS as published by the Bank of Israel, the central bank of Israel.

(1) The amounts shown in the “Option Awards” and “Stock Awards” columns represent the aggregate grant date fair value of restricted stock and option awards awarded to the Named Executive Officers during 2019 and 2020, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 11 to our Consolidated Financial Statements for the year ended December 31, 2020. These amounts do not correspond to the actual value that may be recognized by the Named Executive Officers upon vesting or exercise of the applicable awards.

(2) Includes management insurance (which includes pension, disability insurance and severance pay), payments towards such employee’s education fund, Israeli social security and amounts paid for use of a Company car. Each Named Executive Officer also receives gross-up payments for the taxes on these benefits.

(3) On September 22, 2015, the Company appointed Chaim Lebovits as its Chief Executive Officer.

(4) During 2020, the Company paid Mr. Lebovits a discretionary cash bonus payment of $260,000 in recognition of his contributions to the Company’s performance in fiscal year 2020. In addition to foregoing a discretionary annual performance bonus, Mr. Lebovits was granted a discretionary one time cash bonus payment in the aggregate amount of $600,000, in recognition of his efforts in connection with the Company’s achievements during 2019 and early 2020, including with respect to financing activities, regulatory matters and clinical trials, and operational and management performance.

(5) During 2019, the Company paid Mr. Lebovits a discretionary cash bonus payment of $250,000 in recognition of his contributions to the Company’s performance in fiscal year 2019.

(6) On July 26, 2020 Mr. Lebovits received a grant of 31,185 shares of restricted Common Stock. The U.S. dollar amount of this Stock Award represents the grant-date fair value of such 31,185 shares of restricted Common Stock.

(7) On July 26, 2019 Mr. Lebovits received a grant of 31,185 shares of restricted Common Stock. The U.S. dollar amount of this Stock Award represents the grant-date fair value of such 31,185 shares of restricted Common Stock.

(8) Dr. Kern’s employment with the Company began on March 6, 2017.

(9) During 2020, the Company paid Dr. Kern a discretionary cash bonus payment of $290,000 in recognition of his contributions to the Company’s performance in fiscal year 2020.

(10) In August 2019, the Company paid Dr. Kern a discretionary cash bonus payment of $150,000 in recognition of his contributions to the Company’s performance in fiscal year 2019.

(11) On March 6, 2020 Dr. Kern received an option to purchase 80,000 shares of Common Stock under the 2014 Global Plan. The U.S. dollar amount of this Option Award represents the grant-date fair value of such award.

(12) On March 6, 2019 Dr. Kern received a grant of 35,885 shares of restricted Common Stock. The U.S. dollar amount of this Stock Award represents the grant-date fair value of such 35,885 shares of restricted Common Stock.

(13) Mr. Waclawski’s employment with the Company began on September 8, 2020 and ended on February 3, 2021.

(14) On September 8, 2020 Mr. Waclawski received an option to purchase up to 80,000 shares of Common Stock under the 2014 Global Plan and received a grant of 35,000 shares of restricted Common Stock. The U.S. dollar amount of this Option Award represents the grant-date fair value of such award and the U.S. dollar amount of this Stock Award represents the grant-date fair value of such 35,000 shares of restricted Common Stock.

Executive Employment Agreements

Chaim Lebovits

On September 28, 2015, Chaim Lebovits, the Company’s Chief Executive Officer and President, and the Company’s wholly owned subsidiary Brainstorm Cell Therapeutics Ltd. (the “Subsidiary”), entered into an employment agreement, which was amended on March 7, 2016, July 26, 2017 and June 23, 2020 (as amended, the “Lebovits Employment Agreement”). Pursuant to the Lebovits Employment Agreement, Chaim Lebovits is paid a salary at the annual rate of $500,000 (the “Base Salary”). Mr. Lebovits also receives other benefits that are generally made available to the Subsidiary’s employees. In addition, he is provided with a cellular phone and a company car, with all costs including taxes borne by the Subsidiary.

Pursuant to the Lebovits Employment Agreement, Mr. Lebovits is also eligible to receive an annual cash bonus equal to 50% of his base salary, subject to his satisfaction of pre-established performance goals to be authorized by the Board based on an assessment of Mr. Lebovits’s performance each year. Performance is evaluated through a performance management framework and a bonus range based on the target bonus.

Pursuant to the Lebovits Employment Agreement, Mr. Lebovits received on July 26, 2017, and is entitled to receive on each anniversary thereafter (provided he remains Chief Executive Officer), a grant of restricted stock under the Company’s 2014 Global Share Option Plan (or any successor or other equity plan then maintained by the Company) comprised of a number of shares of Common Stock with a fair market value (determined based on the price of the Common Stock at the end of normal trading hours on the business day immediately preceding the Effective Date according to Nasdaq) equal to 30% of Mr. Lebovits’ Base Salary. Each grant shall vest as to twenty-five percent (25%) of the award on each of the first, second, third and fourth anniversary of the date of grant, provided Mr. Lebovits remains continuously employed by the Company from the date of grant through each applicable vesting date. Each grant shall be subject to accelerated vesting upon a Change of Control (as defined in the Lebovits Employment Agreement) of the Company. In the event of Mr. Lebovits’ termination of employment, any portion of a grant that is not yet vested (after taking into account any accelerated vesting) shall automatically be immediately forfeited to the Company, without the payment of any consideration to Mr. Lebovits.

The Lebovits Employment Agreement contains termination provisions, pursuant to which if the Company terminates the Employment Agreement or Mr. Lebovits’ employment without Cause (as defined in the agreement) or if Mr. Lebovits terminates the employment agreement or his employment thereunder with Good Reason (as defined in the agreement), the Company shall: (i) within 90 days pay Mr. Lebovits, as severance pay, a lump sum equal to six (6) months of Base Salary (which shall increase to nine (9) months after July 26, 2019 and twelve (12) months after July 26, 2020) (provided Mr. Lebovits is actively employed by the Company on such dates) (the “Payment Period”); (ii) pay Mr. Lebovits within 30 days of his termination of employment any bonus compensation that Mr. Lebovits would be entitled to receive during the Payment Period in the absence of his termination without Cause or for Good Reason; (iii) immediately vest such number of equity or equity based awards that would have vested during the six (6) months following the date of termination of employment; and (iv) shall continue to provide to Mr. Lebovits health insurance benefits during the Payment Period, unless otherwise provided by a subsequent employer. The foregoing severance payments are conditional upon Mr. Lebovits executing a waiver and release in favor of the Company in a form reasonably acceptable to the Company.

Dr. Ralph Kern

On February 28, 2017, the Company and Dr. Ralph Kern entered into an employment agreement, effective March 6, 2017, which sets forth the terms of Dr. Kern’s employment (as amended by Amendment No. 1 dated March 3, 2017, the “Agreement”). Pursuant to the Agreement, Dr. Kern is paid an annual salary of $500,000 (the “Base Salary”), which may be increased (but not decreased) at the sole discretion of the Board. Dr. Kern is also eligible to receive an annual cash bonus equal to 30% of his base salary, subject to his satisfaction of pre-established performance goals to be mutually agreed upon by the Board and Dr. Kern. Performance is evaluated through a performance management framework and a bonus range based on the target bonus. Dr. Kern also receives other benefits that are generally made available to the Company’s employees.

Pursuant to the Agreement, Dr. Kern received on March 6, 2017, and is entitled to receive on each anniversary thereafter (provided he remains employed by the Company), a grant of restricted stock under the Company’s 2014 Stock Incentive Plan (or any successor or other equity plan then maintained by the Company) comprised of a number of shares of Common Stock with a fair market value (determined based on the price of the Common Stock at the end of normal trading hours on the business day immediately preceding March 6, 2017 according to Nasdaq) equal to 30% of Dr. Kern’s Base Salary. Each equity grant vests as to twenty-five percent (25%) of the award on each of the first, second, third and fourth anniversary of the date of grant, provided Dr. Kern remains continuously employed by the Company from the date of grant through each applicable vesting date. Each equity grant is subject to accelerated vesting upon a Change of Control (as defined in the Agreement) of the Company. In the event of Dr. Kern’s termination of employment, any portion of an equity grant that is not yet vested (after taking into account any accelerated vesting) shall automatically be immediately forfeited to the Company, without the payment of any consideration to Dr. Kern.

The Agreement contains termination provisions, pursuant to which if the Company terminates the Agreement or Dr. Kern’s employment without Cause (as defined in the Agreement) or if Dr. Kern terminates the Agreement or his employment thereunder with Good Reason (as defined in the Agreement), the Company shall: (i) within 90 days pay Dr. Kern, as severance pay, a lump sum equal to six (6) months of Base Salary (which shall increase to nine (9) months after the second anniversary of March 6, 2017 and twelve (12) months after the third anniversary of March 6, 2017) (provided Dr. Kern is actively employed by the Company on such dates) (the “Payment Period”); (ii) pay Dr. Kern within 30 days of his termination of employment any bonus compensation that Dr. Kern would be entitled to receive during the Payment Period in the absence of his termination without Cause or for Good Reason; (iii) immediately vest such number of equity or equity based awards that would have vested during the six (6) months following the date of termination of employment; and (iv) shall continue to provide to Dr. Kern health insurance benefits during the Payment Period, unless otherwise provided by a subsequent employer. The foregoing severance payments are conditional upon Dr. Kern executing a waiver and release in favor of the Company in a form reasonably acceptable to the Company.

Anthony Paul Waclawski

Anthony Paul Waclawski, the Company’s former Executive Vice President, Global Head of Regulatory Affairs, is party to a September 2, 2020 offer letter with the Company, pursuant to which Dr. Waclawski received an annual base salary of $300,000 and was eligible to receive an annual cash bonus equal to 30% of his base salary, subject to satisfaction of pre-established performance goals to be mutually agreed upon by the Chief Executive Officer and the Board based on an assessment of Dr. Waclawski’s performance each year. Performance is evaluated through a performance management framework and a bonus range based on the target bonus. On September 8, 2020 he also received a one-time grant of an option to purchase 80,000 shares of Common Stock under the Company’s 2014 Stock Incentive Plan, which vested as to 100% of the grant on the first anniversary of the date of the grant, subject to Dr. Waclawski’s continuous employment through the vesting date, subject to accelerated vesting upon a change of control. Dr. Waclawski also received a grant of 35,000 shares of restricted Common Stock, which vested as to 100% of the award on July 1, 2021, subject to Dr. Waclawski’s continuous employment through the vesting date, subject to accelerated vesting upon a change of control. The offer letter contains termination provisions, pursuant to which if the Company terminates the offer letter or Dr. Waclawski’s employment without Cause (as defined in the offer letter) or if Dr. Waclawski terminates the offer letter or his employment thereunder with Good Reason (as defined in the offer letter), Dr. Waclawski is entitled to (i) twelve (12) months Base Salary in a lump sum, (ii) payment of any portion of his bonus Dr. Waclawski would otherwise be entitled to receive during the period of employment in that fiscal year (taking into account milestones and performance goals successfully completed through the effective termination date) and (iii) contribution of the Company’s portion of monthly COBRA premiums for three (3) months following termination.

Outstanding Equity Awards

The following table sets forth information regarding equity awards granted to the Named Executive Officers that are outstanding as of December 31, 2020. In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

Outstanding Equity Awards at December 31, 2020

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number		Value of
	Securities	Securities				of Shares		Shares or
	Underlying	Underlying				or Units		Units of
	Unexercised	Unexercised		Option		of Stock		Stock That
	Options	Options		Exercise	Option	That Have		Have Not
	(#)	(#)		Price	Expiration	Not Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)
Chaim Lebovits	369,619	—		2.45	9/28/2025	—		—
	—	—		—	—	7,796	(2)	35,317
	—	—		—	—	15,593	(3)	70,634
	—	—		—	—	23,389	(4)	105,951
	—	—		—	—	31,185	(5)	141,268
Ralph Kern	—	80,000	(11)	7.33	3/09/2030	—		—
	—	—		—	—	8,971	(6)	40,639
	—	—		—	—	17,943	(7)	81,282
	—	—		—	—	26,914	(8)	121,920
	—	—		—	—	35,885	(9)	162,559
Anthony Paul Waclawski	—	80,000	(12)	12.58	9/07/2030	—		—
	—	—		—	—	35,000	(10)	158,550

(1)	Based on the fair market value of our Common Stock on December 31, 2020 ($4.53 per share).

(2)	25% of the shares subject to the restricted stock award vested on each of the first four anniversaries of the date of grant (July 26, 2017), subject to Chaim Lebovits’ continuous employment with the Company from the date of grant through each vesting date, subject to accelerated vesting upon a change of control.

(3)	25% of the shares subject to the restricted stock award vest on each of the first four anniversaries of the date of grant (July 26, 2018), provided that Chaim Lebovits remains continuously employed by the Company from the date of grant through each applicable vesting date, subject to accelerated vesting upon a change of control.

(4)	25% of the shares subject to the restricted stock award vest on each of the first four anniversaries of the date of grant (July 26, 2019), provided that Chaim Lebovits remains continuously employed by the Company from the date of grant through each applicable vesting date, subject to accelerated vesting upon a change of control.

(5)	25% of the shares subject to the restricted stock award vest on each of first four anniversaries of the date of grant (July 26, 2020), provided that Chaim Lebovits remains continuously employed by the Company from the date of grant through each applicable vesting date, subject to accelerated vesting upon a change of control.

(6)	25% of the shares subject to the restricted stock award vested on each of the first four anniversaries of the date of grant (March 6, 2017), subject to Ralph Kern’s continuous employment with the Company from the date of grant through each vesting date, subject to accelerated vesting upon a change of control.

(7)	25% of the shares subject to the restricted stock award vest on each of the first four anniversaries of the date of grant (March 6, 2018), provided that Ralph Kern remains continuously employed by the Company from the date of grant through each applicable vesting date, subject to accelerated vesting upon a change of control.

(8)	25% of the shares subject to the restricted stock award vest on each of the first four anniversaries of the date of grant (March 6, 2019), provided that Ralph Kern remains continuously employed by the Company from the date of grant through each applicable vesting date, subject to accelerated vesting upon a change of control.

(9)	25% of the shares subject to the restricted stock award vest on each of the first four anniversaries of the date of grant (March 6, 2020), provided that Ralph Kern remains continuously employed by the Company from the date of grant through each applicable vesting date, subject to accelerated vesting upon a change of control.

(10)	100% of the shares subject to the restricted stock award vested on July 1, 2021, subject to Anthony Waclawski’s continuous employment with the Company from the date of grant through the vesting date, subject to accelerated vesting upon a change of control.

(11)	This option will vest and become exercisable as to 25% of the number of shares subject to the option on each of the first four anniversaries of the date of grant (March 9, 2020) until fully vested and exercisable on the fourth anniversary of the grant date.

(12)	On September 8, 2020, Anthony Waclawski received a one-time grant of an option to purchase 80,000 shares of Common Stock under the Company’s 2014 Stock Incentive Plan. 100% of the shares subject to the option shall vest and become exercisable on the first anniversary of the date of the grant.

Compensation of Directors

The following table sets forth certain summary information with respect to the compensation paid during the fiscal year ended December 31, 2020 earned by each of the directors of the Company. In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

Director Compensation Table for Fiscal 2020

	Fees				Option
	Earned or		Stock		Awards
	Paid in		Awards		($)		Total
Name	Cash ($)		($)(1)		(1)		($)
Dr. Jacob Frenkel	—		—		200,353	(2)	200,353
Dr. Irit Arbel	—		—		—	(3)	—
Dr. June S. Almenoff	30,000	(4)	—				30,000
Dr. Anthony Polverino	—		12,499	(5)	—		12,499
Mr. Chen Schor	3,125	(6)	—		—		3,125
Mr. Malcolm Taub	—		—		—		—
Uri Yablonka	—		—		—	(7)	—
Sankesh Abbhi	—		21,655	(8)	—		21,655

(1)	The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of awards calculated in accordance with FASB ASC Topic 718, excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 11 to our Consolidated Financial Statements for the year ended December 31, 2020. These amounts do not correspond to the actual value that may be recognized by the directors upon vesting or exercise of the applicable awards.

(2)	At December 31, 2020, Dr. Frenkel held options (vested and unvested) to purchase 50,000 shares of Common Stock.

(3)	At December 31, 2020, Dr. Arbel held options (vested and unvested) to purchase 220,554 shares of Common Stock.

(4)	Represents the amount paid to Dr. Almenoff for her services as a director. At December 31, 2020, Dr. Almenoff had 9,175 shares of restricted Common Stock.

(5)	At December 31, 2020, Dr. Polverino held 3,071 shares of restricted Common Stock.

(6)	Represents the amount paid to Mr. Schor for his services as a director.

(7)	At December 31, 2020, Mr. Yablonka held options (vested and unvested) to purchase 113,331 shares of Common Stock.

(8)	At December 31, 2020, Mr. Sankesh Abbhi held 4,657 shares of restricted Common Stock.

Director Compensation Plan

We review the level of compensation of our non-employee directors on a periodic basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources, including publicly available data describing director compensation in peer companies and survey data collected by an independent compensation consultant. Those of our directors who are not employees of Brainstorm receive compensation for their services as directors as follows:

The Company’s Second Amended and Restated Director Compensation Plan was approved July 9, 2014 and amended on April 29, 2015, February 26, 2017 and July 13, 2017 (as amended, the “Director Compensation Plan”). Under the Director Compensation Plan, each eligible director is granted an annual award immediately following each annual meeting of stockholders beginning with the 2014 annual meeting. For non-U.S. directors, this annual award consists of a nonqualified stock option to purchase 13,333 shares of Common Stock. For U.S. directors, at their option, this annual award is either (i) a nonqualified stock option to purchase 6,666 shares of Common Stock or (ii) 6,666 shares of restricted stock. Additionally, each member of the GNC Committee or Audit Committee of the Board receives (i) a nonqualified stock option to purchase 2,000 shares of Common Stock or (ii) in the case of U.S. directors and at their option, 2,000 shares of restricted stock. The chair of the GNC Committee or Audit Committee will instead of the above committee award receive (i) a nonqualified stock option to purchase 3,333 shares of Common Stock or (ii) in the case of U.S. directors and at their option, 3,333 shares of restricted stock. Any eligible participant who is serving as chairperson of the Board shall also receive (i) a nonqualified stock option to purchase 6,666 shares of Common Stock or (ii) in the case of U.S. directors and at their option, 6,666 shares of restricted stock. Awards are granted on a pro rata basis for directors serving less than a year at the time of grant. The exercise price for options for U.S. directors will be equal to the closing price per share of the Common Stock on the grant date as reported on the Over-the-Counter Bulletin Board or the national securities exchange on which the Common Stock is then traded. The exercise price for options for non-U.S. directors is $0.75. Every option and restricted stock award will vest monthly as to 1/12 the number of shares subject to the award over a period of twelve months from the date of grant, provided that the recipient remains a member of the Board on each such vesting date, or, in the case of a committee award, remains a member of the committee on each such vesting date. Every non-employee director of the Company is eligible to participate in the Director Compensation Plan, except that Chen Schor, Dr. June S. Almenoff, Arturo O. Araya (until he commenced service as an employee in August, 2018) and Dr. Anthony Polverino are not entitled receive annual director awards under the Director Compensation Plan, but are entitled to committee compensation under the Director Compensation Plan in the event that they qualify for and serve as a member of any committee of the Board. Mr. Schor, Dr. Almenoff, Mr. Araya and Dr. Polverino’s director compensation is further discussed below.

Pursuant to a February 26, 2017 resolution of the Board, Dr. Almenoff receives the following compensation for her service on the Board: an annual cash award in the amount of $30,000, paid in biannual installments. Dr. Almenoff will not receive annual director awards under the Director Compensation Plan, but in the event that Dr. Almenoff serves as a member of any committee of the Board she will be entitled to committee compensation under the Director Compensation Plan. Dr. Almenoff serves as a member of the Audit Committee.

Pursuant to resolutions of the Board, Dr. Polverino receives the following compensation for his service on the Board: an annual cash award in the amount of $12,500, paid in biannual installments, and an annual restricted stock award valued at $12,500 on the date of grant, as determined based on the closing price of the Company’s common stock at the end of normal trading hours on the date of grant, or the previous closing price in the event the grant date does not fall on a business day. The grant vests in 12 consecutive, equal monthly installments commencing on the one-month anniversary of the date of grant, until fully vested on the first anniversary of the date of grant. Dr. Polverino does not receive annual director awards under the Director Compensation Plan, but in the event that he serves as a member of any committee of the Board he is entitled to committee compensation under the Director Compensation Plan. Dr. Polverino serves on the GNC Committee. In November 2018 he received a grant of 1,667 shares of Common Stock for prior GNC Committee services.

On February 26, 2017 the Amended and Restated Executive Director Agreement between the Company and Chen Schor dated November 11, 2011 was terminated by mutual agreement of Chen Schor and the Company, and the Board approved that Chen Schor was to receive the following compensation for his then service on the Board: an annual cash award in the amount of $30,000, paid in biannual installments; that Mr. Schor will not receive annual director awards under the Director Compensation Plan, but in the event that Mr. Schor serves as a member of any committee of the Board he will be entitled to committee compensation under the Director Compensation Plan; and that the restricted stock grant (the “Schor Grant”) of 60,000 shares of restricted Common Stock previously granted to Mr. Schor under the Company’s 2014 Stock Incentive Plan will continue to vest as previously agreed: 20,000 on: (a) August 22, 2015 (b) 20,000 on August 22, 2016 and (c) 20,000 on August 22, 2017 (at which time the Grant was fully vested). Mr. Schor served as a member of the audit committee from November 2017 to November 2019. Mr. Schor resigned from our Board on March 30, 2020 and is no longer receiving any compensation from the Company.

On July 13, 2017 pursuant to the Company’s Third Amendment to the Second Amended and Restated Director Compensation Plan, we granted a stock option to Dr. Arbel to purchase up to 12,000 shares of Common Stock at a purchase price of $0.75 per share, which was fully vested and exercisable on the date of grant.

On December 12, 2019, the following grants were made under the Director Compensation Plan to the eligible directors: Dr. Arbel received a stock option to purchase 25,333 shares of Common Stock for her service as a director, chairperson of the Board, chair of the GNC Committee and a member of the Audit Committee; Dr. Almenoff received 2,000 shares of restricted stock for her service as a member of the Audit Committee; Dr. Polverino received 2,000 shares of restricted stock for his service as a member of the GNC Committee; and Mr. Taub received 12,000 shares of restricted stock for his service as a director, chair of the Audit Committee and a member of the GNC Committee.

Certain Relationships and Related Transactions

The Audit Committee of our Board reviews and approves all related-party transactions. A “related-party transaction” is a transaction that meets the minimum threshold for disclosure under the relevant SEC rules (transactions involving amounts exceeding the lesser of $120,000 or one (1) percent of the average of the smaller reporting company's total assets at year-end for the last two fiscal years in which a “related person” or entity has a direct or indirect material interest). “Related persons” include our executive officers, directors, 5% or more beneficial owners of our Common Stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. When a potential related-party transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify it.

The Audit Committee reviews the material facts of any related-party transaction and either approves or disapproves of the entry into the transaction. If advance approval of a related-party transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee. No director may participate in the approval of a transaction for which he or she is a related party.

Investment Agreement with ACCBT Corp.

We are party to a July 2, 2007 subscription agreement and related registration rights agreement and warrants, amended July 31, 2009, May 10, 2012, May 19, 2014 and November 2, 2017 (together as amended, the “ACCBT Documents”) with ACCBT, a company under the control of Mr. Chaim Lebovits, our Chief Executive Officer, pursuant to which, for an aggregate purchase price of approximately $5.0 million, we sold to ACCBT 1,920,461 shares of our Common Stock (the “Subscription Shares”) and warrants to purchase up to 2,016,666 shares of our Common Stock (the “ACCBT Warrants”). The ACCBT Warrants contain cashless exercise provisions, which permit the cashless exercise of up to 50% of the underlying shares of Common Stock. 672,222 of the ACCBT Warrants have an exercise price of $3.00 and the remainder have an exercise price of $4.35. All of the ACCBT Warrants are presently outstanding.

Pursuant to the terms of the ACCBT Documents, ACCBT has the following rights for so long as ACCBT or its affiliates hold at least 5% of our issued and outstanding share capital:

•	Board Appointment Right: ACCBT has the right to appoint 30% of the members of our Board and any of our committees and the Board of Directors of our subsidiaries.

•	Preemptive Right: ACCBT has the right to receive thirty days’ notice of, and to purchase a pro rata portion (or greater under certain circumstances where offered shares are not purchased by other subscribers) of, securities issued by us, including options and rights to purchase shares. This preemptive right does not include issuances under our equity incentive plans.

•	Consent Right: ACCBT’s written consent is required for Brainstorm transactions greater than $500,000.

In addition, ACCBT is entitled to demand and piggyback registration rights, whereby ACCBT may request, upon 15 days’ written notice, that we file, or include within a registration statement to be filed, with the Securities and Exchange Commission for ACCBT’s resale of the Subscription Shares, as adjusted, and the shares of our Common Stock issuable upon exercise of the ACCBT Warrants. We registered 1,920,461 shares of Common Stock and 2,016,666 shares of Common Stock underlying the ACCBT Warrants on registration statement No. 333-201705 dated January 26, 2015 pursuant to ACCBT’s registration rights.

The foregoing description reflects the November 2, 2017 Warrant Amendment Agreement between the Company and ACCBT, pursuant to which the rights and privileges of the ACCBT Entities relating to the management of the Company were reduced, in exchange for a five (5) year extension of the expiration of the Company warrants held by the ACCBT Entities. Pursuant to the amendment, the ACCBT Documents were amended as follows: (i) the ACCBT Entities existing right to appoint 50.1% of the Board of Directors of the Company and its subsidiaries was reduced to 30%; (ii) the ACCBT Entities’ consent rights regarding Company matters pursuant to the ACCBT Documents were limited to transactions greater than $500,000 (previous to the amendment the consent right was for transactions of $25,000 or more); and (iii) the expiration date of each of the ACCBT Warrants was extended until November 5, 2022 (the previous expiration date was November 5, 2017).

Mr. Lebovits, the Company’s Chief Executive Officer, is deemed to control ACCBT. Mr. Lebovits employment agreement with the Company and related employee compensation are described under “Executive Employment Agreements” in the Executive Compensation section above. Additionally, Mr. Yablonka, the Company’s Director, EVP and Chief Business Officer serves as Vice President, Business Development at ACC International Holdings Ltd., an affiliate of ACCBT Corp.

Securities Purchase Agreement with Abbhi Investments, LLC

We are party to a Securities Purchase Agreement with Abbhi Investments, LLC pursuant to which the Company sold 1,250,000 shares of the Company’s Common Stock in a registered direct offering, at a purchase price per share of $8.00 for a total purchase price of $10,000,000. In connection therewith, the Company also issued a warrant to purchase 250,000 shares of Common Stock at an exercise price of $15.00 per share, with an expiration date of the third anniversary of the date of issuance. The offering was made pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-225517) and related March 6, 2020 prospectus supplement. Pursuant to the Securities Purchase Agreement, Abbhi Investments, LLC was entitled to appoint Sankesh Abbhi to serve as a member of the Board at any time prior to April 30, 2020 by giving notice to the Company of such appointment, and Mr. Abbhi shall continue to serve for so long as Abbhi Investments, LLC remains the beneficial owner of Common Stock.

Independent Registered Public Accounting Firm

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by Brightman Almagor Zohar & Co., a Firm in the Deloitte Global Network (“Deloitte”) for the audit of our financial statements for the fiscal years ended December 31, 2020 and 2019 and fees billed for other services rendered by Deloitte during those periods.

	December 31,
	2020	2019
Audit Fees (1)	$75,000	$55,000
Audit-Related Fees (2)	$30,000	$-
Tax Fees (3)	$11,000	$11,000
All Other Fees	$-	$-
Total Fees	$116,000	$66,000

(1)	Audit fees are comprised of fees for professional services performed by Deloitte for the audit of our annual financial statements and the review of our quarterly financial statements, as well as other services provided by Deloitte in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees are comprised of fees for professional services performed by Deloitte in connection with comfort letters and consents.

(3)	Tax fees are comprised of tax compliance services to the Company performed by Deloitte.

We did not use Deloitte for financial information system design and implementation. These services, which include designing or implementing a system that aggregates source data underlying the financial statements and generates information that is significant to our financial statements, are provided internally or by other service providers. We did not engage Deloitte to provide compliance outsourcing services.

Pre-approval Policies

Our Audit Committee is responsible for pre-approving all services provided by our independent auditors. All of the above services and fees were reviewed and approved by the Audit Committee before the services were rendered.

The Board of Directors has considered the nature and amount of fees billed by Deloitte and believes that the provision of services for activities unrelated to the audit is compatible with maintaining Deloitte’s independence.

Audit Committee Financial Expert

The Board has determined that Dr. Irit Arbel is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Dr. Arbel is serving as the “audit committee financial expert” in accordance with Nasdaq Rule 5605(c)(2)(B).

Audit Committee Report

The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2020 with the Company’s management. The Audit Committee has discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee has discussed with Deloitte its independence and has received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether Deloitte’s provision of non-audit services to the Company is compatible with maintaining Deloitte’s independence. Based on such reviews and discussions, among other things, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

AUDIT COMMITTEE
Malcolm Taub (Chair)
Dr. Irit Arbel
Dr. June S. Almenoff

The information contained in the foregoing Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference into any of the Company’s previous or future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent specifically incorporated by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our Common Stock (collectively, the “Reporting Persons”), to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission and to provide us with copies of those filings. Based solely on our review of the copies of such forms received by us, or written representations from the Reporting Persons, we believe that during the fiscal year ended December 31, 2020 all Reporting Persons complied with the applicable requirements of Section 16(a) of the Exchange Act, except for the late filings of by Dr. Irit Arbel, Dr. June Almenoff, Dr. Anthony Polverino, Uri Yablonka and Malcolm Taub on February 14, 2020 and ACC International Holdings on July 16, 2020, reporting an aggregate six transactions late.

Other Matters

The Board does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Discretionary authority for them to do so is contained in the enclosed proxy card.

An adjournment of the Meeting may be made from time to time by the chairman of the Meeting or by approval of the holders of shares representing a majority of the votes present in person or by proxy at the Meeting, whether or not a quorum exists. In their discretion, the proxies named in the proxy card are authorized to vote upon any adjournment of the Meeting.

Stockholder Proposals

Proposals of stockholders intended for inclusion in the Company’s proxy statement for the annual meeting of stockholders to be held in 2022 or special meeting of stockholders held in lieu thereof in accordance with Rule 14a-8 promulgated under the Exchange Act, must be received by the Company at its principal executive offices at the following address: Brainstorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019 not later than July 7, 2022 in order to be included in the Company’s proxy statement relating to the 2021 meeting of stockholders. Any such proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement relating to the 2022 meeting of stockholders.

Pursuant to Rule 14a-4 promulgated under the Exchange Act (“Rule 14a-4”), stockholders who wish to make a proposal or nominate a director at the 2022 meeting of stockholders, other than a proposal intended for inclusion in the Company’s proxy statement for the 2022 meeting of stockholders, must notify the Company not later than September 22, 2022. If a stockholder who wishes to present such a proposal fails to notify the Company by September 22, 2022, and such proposal is brought before the 2022 meeting of stockholders, then under the SEC’s proxy rules, the proxies solicited by management with respect to such meeting will confer discretionary voting authority with respect to such stockholder proposal on those persons selected by management to vote the proxies. Even if a stockholder makes a timely notification, those persons selected by management to vote the proxies may still exercise discretionary voting authority under circumstances consistent with Rule 14a-4.

In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that stockholders submit any proposals they might have by certified mail, return receipt requested to the Company.

Incorporation by Reference

The SEC allows the Company to incorporate information “by reference” into this Proxy Statement, which means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be a part of this Proxy Statement and is being delivered to you with this Proxy Statement.

This Proxy Statement incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, a copy of which (without exhibits) is being delivered to you with this Proxy Statement and which contains important information about the Company that is not set forth in this Proxy Statement.

Annual Report on Form 10-K

Together with this Proxy Statement, the Company is sending a copy of its 2020 Annual Report on Form 10-K (without exhibits) to all of its stockholders of record as of October 15, 2021. The 2020 Annual Report contains the Company’s audited consolidated financial statements for the fiscal years ended December 31, 2019 and 2020.

A copy of the Company’s Annual Report on Form 10-K (with all exhibits) for the fiscal year ended December 31, 2020 filed with the SEC may be accessed from the SEC’s website at www.sec.gov and from the Investors section of the Company’s website at www.brainstorm-cell.com and may be obtained without charge upon written request to Brainstorm Cell Therapeutics Inc., 1325 Avenue of Americas, 28th Floor, New York, NY 10019, Attention: Chief Executive Officer.

By Order of the Board of Directors

/s/ Uri Yablonka

Uri Yablonka, Chief Business Officer and Secretary

New York, New York

November 4, 2021

BRAINSTORM CELL THERAPEUTICS INC. 1325 AVENUE OF AMERICAS 28TH FLOOR NEW YORK, NY 10019VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 13, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/BCLI2021You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 13, 2021. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:D62195-P63511KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLYBRAINSTORM CELL THERAPEUTICS INC. The Board of Directors recommends you vote FOR the following:For Withhold All AllFor All ExceptTo withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.1. Election of DirectorsNominees:! ! !01) Dr. Jacob Frenkel 02) Dr. Irit Arbel 03) Dr. June S. Almenoff 04) Dr. Anthony Polverino05) Malcolm Taub 06) Uri Yablonka 07) Dr. Menghisteab BairuThe Board of Directors recommends you vote FOR the following proposal: For Against Abstain2. To approve, on a non-binding advisory basis, the compensation of our named executive officers.! ! !The Board of Directors recommends you vote FOR the following proposal: For Against Abstain3. To ratify the appointment of Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, as the Company's independent registered public ! ! ! accounting firm for the current fiscal year.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.D62196-P63511BRAINSTORM CELL THERAPEUTICS INC. Annual Meeting of Stockholders December 14, 2021 at 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Chaim Lebovits, Dr. Ralph Kern, Alla Patlis and Uri Yablonka, or any one of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRAINSTORM CELL THERAPEUTICS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on December 14, 2021, virtually via the internet at www.virtualshareholdermeeting.com/BCLI2021 and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side